Exhibit 99.1

Investor and Media Contacts:

Marion Ferguson Celladon Corporation (858) 366-4288	Stacie D. Byars Targeted Genetics Corporation (206) 521-7392

CELLADON AND TARGETED GENETICS INITIATE PHASE I CLINICAL TRIAL OF MYDICAR™ IN PATIENTS WITH HEART FAILURE

La Jolla, CA and Seattle, WA - May 17, 2007 - Celladon Corporation and Targeted Genetics Corporation (Nasdaq: TGEN) today announced the initiation of a Phase I clinical trial of MYDICAR™ (AAV1/SERCA2a) in patients with cardiomyopathy and symptoms of heart failure. MYDICAR™ utilizes an adeno-associated virus (AAV) vector to deliver the SERCA2a gene to heart muscle tissue.

The trial, titled “Calcium Up-Regulation by Percutaneous Administration of Gene Therapy In Cardiac Disease (CUPID Trial),” is a Phase I/II, two-stage, dose-escalation trial designed to evaluate the safety and feasibility of a single coronary artery infusion of four dose levels of an AAV1 vector expressing the transgene for SERCA2a to subjects with ischemic or non-ischemic cardiomyopathy and NYHA Class III/IV symptoms of heart failure. In Stage 1 of the trial, 12 subjects will be enrolled and treated with one of four escalating doses of open-label MYDICAR™. In Stage 2 of the trial, 33 subjects will be randomized to receive either MYDICAR™ or placebo. Initiation of this trial follows recent approvals by both the National Institutes of Health Recombinant DNA Advisory Committee (RAC) without requirement of an in-depth public review, and Office of Cellular, Tissue and Gene Therapies, Center for Biologics Evaluation and Research (CBER) branch of the Food and Drug Administration.

“Celladon's therapeutic candidate targets the SERCA2a pathway, an important regulator of myocardial contractility. Malfunction in this pathway is associated with progressive heart failure," said Krisztina Zsebo, Ph.D., chief executive officer of Celladon Corporation. “By bringing the levels of this enzyme back to normal in the heart, we hope to both demonstrate the safety of MYDICAR™ and provide evidence that MYDICAR™ has the potential to halt or reverse the progression of disease in heart failure patients.”

Targeted Genetics and Celladon have a collaboration agreement to develop MYDICAR™ for the treatment of congestive heart failure. The collaboration combines Targeted Genetics’ expertise in the development, manufacture and clinical evaluation of AAV-based therapies with Celladon’s portfolio of genes with potential in the treatment of congestive heart failure. “The initiation of this trial highlights the enormous potential of our AAV delivery platform to enable novel treatments for serious diseases,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “It is our hope that Targeted Genetics’ gene delivery technology is proven to be the key that unlocks the potential of this pathway in treating a disease that affects millions of Americans.”

About MYDICAR™
MYDICAR™ utilizes an AAV1 vector to deliver the SERCA2a gene to the heart using standard cardiac catheterization laboratory procedures and equipment. SERCA2a activity is decreased in heart tissue obtained from heart failure patients.  To date, there have been compelling preclinical results suggesting that gene therapy targeting calcium cycling within the heart may improve myocardial contractility and reverse the progression of heart failure. Studies in large-animal models of heart failure demonstrated that administration of MYDICAR™ led to significant improvements in heart function without any significant safety concerns.

About Heart Failure
Heart failure is a serious condition in which the heart progressively loses its ability to pump blood efficiently throughout the body. According to the National Heart, Lung and Blood Institute, about 5 million people in the United States alone have heart failure, and another 550,000 new cases are diagnosed each year. Heart failure contributes to or causes about 300,000 deaths annually. The disease is most common in people age 65 or older, women and African Americans. The most common symptoms of heart failure are shortness of breath, feeling tired, and swelling in the ankles, feet, legs, and sometimes the abdomen. There is no cure for heart failure.

About Celladon
Celladon Corporation is a molecular cardiology company based in La Jolla,
California and founded by Roger J. Hajjar, M.D and Kenneth R. Chien M.D.,
Ph.D. Founding investors in Celladon include Enterprise Partners Venture Capital and
Venrock Associates, recently joined by Johnson & Johnson Development Corporation. To learn more about Celladon, visit Celladon’s website at www.celladon.net.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics’ website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the initiation and purpose of a clinical trial of Mydicar, the potential therapeutic benefit of Mydicar, the potential of Targeted Genetics’ gene delivery technology and other statements about the plans, objectives, intentions and expectations of Targeted Genetics. These forward-looking statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of these forward-looking statements. Actual results or developments may be materially different from the results projected or implied in these forward-looking statements. Factors that could affect our actual results include, but are not limited to, the risk of adverse clinical results as Mydicar moves into and advances in clinical trials, Targeted Genetics’ ability to obtain, maintain and protect its intellectual property, Celladon’s ability to recruit and enroll suitable trial participants, Targeted Genetics’ dependence on the efforts of third parties, the timing, nature and results of research and clinical trials, potential development of alternative technologies or more effective processes by competitors, and, whether regulatory or institutional approvals can be obtained and maintained, as well as other risk factors described in Item 1A. Risk Factors in Targeted Genetics’ report on Form 10-K for the year ended December 31, 2006 as updated in its Form 10-Q for the quarter ended March 31, 2007. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Targeted Genetics undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change these expectations.

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